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                                                                    EXHIBIT 99.1


RELEASE DATE:  Immediate

CONTACT:       Larry Kurtz
               Vice President, Corporate Communications
               (510) 601-2476

                      CHIRON DECLARES 4-FOR-1 STOCK SPLIT

EMERYVILLE, CALIF., MAY 20, 1996 -- Chiron Corporation (NASDAQ:CHIR) announced today that its Board of Directors has declared a 4-for-1 stock split effected in the form of a dividend on the company's common stock distributed on or about August 2, 1996, to stockholders of record on July 19, 1996. Stockholders will receive three additional shares of Chiron common stock for each share of common stock owned on the record date. No action is required by stockholders; Chiron's transfer agent, Continental Stock Transfer and Trust Company of New York City, will distribute the additional shares to holders of record, and stockholders whose shares are held in street name will have their accounts credited for the additional shares.

     Issuance of the new shares will increase the number of currently outstanding Chiron common shares to approximately 169 million shares. All warrants, stock options and convertible bond conversion rates will be adjusted for the effect of the split. At the Chiron Annual Meeting of Stockholders held May 16, 1996, stockholders voted to increase the number of shares that the company is authorized to issue from 100 million to 500 million. Chiron, founded in May 1981, became a public company in 1983 at a price of $12 per share and has not previously split its stock since it became a public company.

     Chiron Corporation is a science-driven healthcare company that combines diagnostic, vaccine and therapeutic strategies for controlling disease. Headquartered in Emeryville, California, with operations on four continents, Chiron had revenues in 1995 of $1.1 billion. Chiron participates in four global healthcare markets: diagnostics, including immunodiagnostics, critical care diagnostics and new quantitative probe tests; therapeutics, with an emphasis on oncology and infectious disease; pediatric and adult vaccines; and ophthalmic surgical products for the correction of vision. Chiron also has research programs in gene therapy, combinatorial chemistry, cancer, infectious and cardiovascular disease, and critical care.


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